Jeff Guldner Executive Vice President,
Public Policy & General Counsel

July 19, 2018

Mr. Robert E. Smith 2512 W. Beach Blvd. Gulf Shores, AL 36542

Dear Bob,

I am delighted to extend to you this offer to become the Senior Vice President and General Counsel of both Pinnacle West Capital Corporation and Arizona Public Service Company. The details of our proposal are included in Attachment A.

If you are in agreement with the terms of our offer of employment as described herein, please sign as requested below.

Bob, I am confident that this will be a challenging and rewarding opportunity for you. I am excited about the prospect of you joining our team and we will do all we can to ensure a smooth transition for you and Wendy. I look forward to your contributions to our organization.
If you have any questions, please do not hesitate to contact me.
Sincerely,
/s/ Jeffrey B. Guldner
Jeffrey B. Guldner

Signing this letter indicates your acceptance of the terms of this offer.

Acceptance: /s/ Robert E. Smith            Date: July 19, 2018

Attachment A

•	Proposed start date of August 13, 2018

•	A starting annual base salary of $500,000.

•	Guaranteed 2019 base salary increase of $50,000 effective January 1, 2019.

•	Initial hiring incentive of $150,000 payable during the first two weeks of your employment. Second year hiring incentive of $150,000 payable within two weeks of your 1 year anniversary date.

•	4 weeks vacation annually

•	Vehicle allowance of $10,000 per year

•	Financial planning reimbursement: $7,500 first year and $3,750 each subsequent year

•
Eligibility to participate in the officer annual incentive plan with a target payment for 2018 of 65% and up to a maximum of 130% of annual base salary. Annual incentive payments are dependent on company and business unit performance and are generally paid during the first quarter of the subsequent year. Annual incentive payment for 2018 will be prorated based on the amount of time employed during 2018 .

•
Long-Term Stock Based Compensation: Subject to Human Resources Committee approval at the October 2018 meeting, a long-term stock based award to be granted to you effective upon your hire date with a $750,000 grant date value. (Number of shares noted below is based on $80 per share stock price and is subject to change based on stock price on date of hire).

(1)	An award of 3,750 performance shares

•	1,250 shares will be released in 2020

•	2,500 shares will be released in 2021

(2)	An award of 5,625 restricted stock units

•	1,250 units will vest on 2/20/2019

•	1,875 units will vest on 2/20/2020

•	2,500 units will vest on 2/20/2021

The awards will vest subject to your continued employment through the applicable vesting date and in all events will be subject to the terms and conditions of the plan and the applicable award agreement.

•	An expected annual long-term stock based award will be granted in February 2019 with a grant date fair value of $550,000, subject to the normal approval process by the Human Resources Committee.

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Eligibility to participate in the Supplemental Executive Benefit Retirement Plan (SEBRP). The SEBRP is structured as a cash balance plan to which the company contributes a percent of your base and annual incentive compensation as follows:

Percent of Monthly Compensation Contribution

40-44	10%
45-49	12%
50-54	15%
55 and over	18%

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Eligibility to participate in the company 's 401(k) plan. After six months of employment, you will become eligible for the company matching contribution of 75 cents for every dollar you contribute, up to 6 percent of your compensation.

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Eligibility to participate in the Deferred Compensation Plan (DCP). The DCP provides you with the opportunity to defer part of your compensation on a pre-tax basis. The deferred amount also earns interest. The Company sets the interest amount each calendar year.

•
You will receive a Key Executive Employment & Severance Agreement that provides severance benefits in connection with a change of control. In the event of payment under this agreement, you would receive 2.99 times base salary and annual incentive as described in the agreement.

•
If you enroll in the company's benefit program within the first 30 days of employment, your medical , dental, and life insurance will be effective on your one-month anniversary date of employment. Medical and dental plan premiums are on a pre-tax basis.

•	You will be eligible for the relocation benefits provided generally to the Company's senior executives.

All items of compensation, and all benefits, that are provided pursuant to a compensation or benefit plan or agreement will be subject to the terms and provisions of the relevant plan or agreement and, in all cases, the Company reserves the right to modify, amend, suspend or terminate the applicable plan or agreement. All items of compensation will be subject to normal Federal and State withholding and taxation.

Your employment is "at will" which means that either you or the Company may terminate your employment at any time for any reason with or without notice.

You represent that you have full authority to execute this offer letter and that neither executing this letter or providing services to the Company or its affiliates will constitute a breach of any agreement that you may have with any other party.

This offer is contingent upon successful completion of a pre-employment medical screening and background check.